NEWS RELEASE

For Immediate Release

Nord Resources Reports 2012 Year-End Results

  Results reflect the second full year of operations since Nord implemented measures, including the suspension of mining of new ore in July 2010, to reduce costs, maximize cash flow, and improve operating efficiencies
  Continues producing copper from residual leaching
  Net sales in 2012 were $8.1 million, compared with $14.5 million in 2011; net loss was ($10.3) million (including a loss on impairment of property and equipment of $0.9 million related to non-core assets that will be sold in the future), equal to 2011
  Average realized price of copper sold in 2012 down 10.4% from 2011 ($3.61 compared with $4.04)
  Nord continues to explore all options to obtain capital to build a new leach pad, resume mining and processing of new ore, and to restructure debt.

TUCSON, AZ, March 27, 2013 – Nord Resources Corporation (OTCQB: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its audited financial results for the year ended December 31, 2012. The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“The results for 2012 continued to reflect the effects of the measures that Nord implemented beginning in July 2010 to reduce our costs, maximize cash flow, and improve operating efficiencies,” said Wayne Morrison, Chief Executive and Chief Financial Officer.

“In particular, these measures included the suspension of mining and crushing of new ore. Throughout 2012, we continued to produce copper by leaching ore previously placed on our existing pads and processing it through the Johnson Camp Mine’s SX-EW plant. As expected, the yield from residual leaching continues to decline, resulting in lower copper output with the consequent impact on the company’s sales and cash flow. The declines in sales and cash flow also reflect a 10.4% decrease in the average realized price of copper sold to $3.61 in 2012 from $4.04 in 2011,” Mr. Morrison continued.

“We now have been seeking for several years the financing that Nord requires to resume normal production operations. Unfortunately, with respect to capital raising, the global economic uncertainties have contributed to this period being a very difficult one for the mining sector in particular. Nevertheless, we had believed that before now we would have been successful in obtaining additional capital, considering the quality of the Johnson Camp Mine, its stage of development, and the operations of the SX-EW plant.

“While there can be no assurances that we will be successful, we continue to explore all options for raising the approximately $20 million in capital necessary for Nord to construct a new leach pad and resume mining operations. We believe that the recent stability of copper prices compared with greater volatility during the past several years will be helpful to our efforts.”

“Until we are successful in obtaining the capital needed,” Mr. Morrison continued, “our intention is to continue our residual leaching and solvent extraction/electro-winning operations. Continuing to operate at this level will depend upon our creditors not exercising their rights to pursue alternative remedies, our vendors continuing to work with us, copper prices and our costs (particularly for sulfuric acid) remaining stable, and the copper recovery rate and production trends remaining consistent with the averages that we experienced through the first few months of 2013,” said Mr. Morrison.

“We want to recognize the hard work and dedication of Nord’s employees during this past year. Their efforts have enabled us to continue to operate with improved efficiencies and to prepare the Johnson Camp Mine for an accelerated restart if we obtain the funding needed to proceed. Nord also appreciates the ongoing support of its vendors which has been essential to enable us to continue operating,” Mr. Morrison said.

Financial Highlights

  Net sales for 2012 amounted to $8,141,816 from the sale of 2,257,040 pounds of copper. This compares with net sales in 2011 of $14,488,727 from the sale of 3,582,142 pounds of copper cathode.

  Costs applicable to sales in 2012 were $11,373,568 (including $8,130,004 in abnormal production costs due to the under-utilization of plant capacity). The average cost per pound of copper sold during 2012 was $5.04 per pound. The amount of abnormal production costs, which is down 30.8% from the 2011 level, is primarily related to the suspension of mining and crushing of new ore effective July 2010 and the resulting decline in production from residual leaching activities. The average cost per pound of copper sold excluding abnormal production costs was $1.44 per pound, unchanged from the 2011 level.

  Costs applicable to sales in 2011 were $16,899,398 (including $11,755,375 in abnormal production costs due to the under-utilization of plant capacity). The average cost per pound of copper sold during 2011 was $4.72 per pound. The average cost per pound of copper sold excluding abnormal production costs was $1.44 per pound.

  General and administrative expenses decreased to $1,472,942 during 2012, compared with $2,096,697 in 2011. The decline is primarily due to a $393,435 decrease in professional and consulting fees and an $181,790 reduction in employee and director compensation.

  Depreciation, depletion, and amortization expenses decreased to $765,363 in 2012, compared with $1,111,844 in 2011. The decrease is primarily due to a decline in copper produced in 2012.

  Loss from operations was ($5,470,057) in 2012, compared with a loss from operations of ($5,619,212) in 2011.

  Other income (expense) for 2012 amounted to ($4,784,287), compared with ($4,697,082) in 2011. Interest expense in 2012 totaled ($4,125,119), up from ($3,743,336) in 2011. Nord recorded a gain on derivatives classified as trading securities amounting to $54,896 in 2012, compared with a corresponding loss in 2011 of ($1,038,103). During 2012, Nord recorded a loss on impaired assets of ($851,526) comprising certain equipment now deemed to be surplus and held for sale.

  Nord recorded a net loss of ($10,254,344) for 2012, compared with a net loss of ($10,316,294) for 2011.

Liquidity and Cash Flow

As previously reported, Nord’s copper production in 2011 and 2012 declined significantly due to the suspension of mining and crushing of new ore in July 2010, and also did not meet expectations in 2010 as the result of various operating issues experienced during the first half of that year. This shortfall adversely affected the company’s working capital and cash flow causing Nord to be unable to meet its debt obligations to its senior lender and others since 2010.

In March 2009, Nord was able to amend and restate its credit agreement with Nedbank Limited (Nedbank), the company’s senior lender, to provide for, among other things, the deferral of certain principal and interest payments until December 31, 2012 and March 31, 2013. However, due to Nord’s significant cash-flow constraints, the company has been unable to make the quarterly payments of principal and interest in the amounts of $1,790,099 due between March 31 2010 and December 31 2012, and the related aggregate interest payments totaling $7,363,900.

As previously disclosed, Nedbank declined to extend a forbearance agreement regarding the scheduled principal and interest payments that were due between March 31, 2010 and December 31, 2012 under Nord's $25 million secured term-loan facility. The company has therefore been in default of its obligations under the Credit Agreement with Nedbank since May 14, 2010. The outstanding principal balance of the credit facility amounting to $23,257,826 is included in the company’s current liabilities.

The accrued interest related to the Credit Agreement of $7,363,900 and $4,621,153 as of December 31, 2012 and 2011, respectively, is included within accrued interest on the consolidated balance sheets.

Nedbank Capital also declined to extend the forbearance agreement regarding Nord’s failure to make timely payments for monthly settlements due under copper derivatives agreements between the parties beginning in March 2010 through December 31, 2011 in the aggregate amount of $16,106,691. As of December 31, 2012 and 2011, all of the copper derivatives had matured and the outstanding amount due to the settlement of the contracts was recorded in copper derivatives settlement payable on the consolidated balance sheets.

As previously disclosed, given this default, Nedbank has full authority to exercise its rights under the Credit Agreement, including the acceleration of the full amount due and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the Credit Agreement, upon an event of default, the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to the three-month United States Dollar London Interbank Offered Rate plus 9.06% (9.37% at December 31, 2012).

In addition, as also previously disclosed, in July 2010, the company reached an agreement with Fisher Sand & Gravel Company, the company’s mining contractor and largest unsecured trade creditor, to convert approximately $8.2 million of payables, including the former note due to Fisher in the amount of $850,000 and the $110,500 accrued interest thereon, to a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum. The company was unable to make the required principal and accrued interest payment to Fisher upon the maturity of the note on July 31, 2012. In order to perfect its default status, Fisher Industries must first provide the company a written notice of default. If the company fails to the make the required payment to remedy the default within three business days, the whole sum shall become immediately due and payable at the option of Fisher without further notice. As of the date of this report, the company has not received the default notification from Fisher.

The company’s continuation as a going concern is dependent upon: its ability to refinance the obligations under the Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital, and the unsecured note payable to Fisher; its ability to raise approximately $20 million dollars in additional capital (including the estimated $18 million required to cover the capital costs of developing and constructing the planned new leach pad); and its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. In addition, assuming the company is able to resume full mining operations, it now plans to utilize its own employees in the mining segment of the operations. Consequently, the company will need to secure access to a mining fleet of approximately 14 trucks with an estimated capital cost of approximately $17 million. The company plans to lease this fleet under a lease to purchase option. If the company is unable to secure such a lease on commercially reasonable terms, it may need to raise additional capital or incur a significant increase in the cost of operations.

  At the end of 2012, the company had cash reserves of $11,863, excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency at year-end 2012 of ($58.0) million includes current liabilities of $23.3 million in the current portion of senior long- term debt, $16.1 million in copper derivative settlement payable, and $6.2 million in the current portion of long-term debt. At the end of 2011, the company had cash reserves of $118,058, excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit. The working capital deficiency at year-end 2011 of ($51.8) million includes current liabilities of $21.5 million in the current portion of senior long-term debt, $16.1 million in copper derivative settlement payable, $6.2 million in the current portion of long-term debt, and $1.8 million in senior long-term debt accelerated due to default.

  Nord’s cash flows from operating activities during 2012 were ($141,728). Cash flows from operating activities for 2012 include a net loss of $(10,254,344) offset in part by: $765,363 in non-cash depreciation, depletion, and amortization; $402,471 of non-cash accretion expense; $854,761 of non-cash expense for loss on sale and impairment of property and equipment; and operating cash flows generated by a decrease in copper inventories of $2,886,577 and an increase in accrued interest of $3,545,059. Nord’s cash flows from operating activities during 2011 were $72,964. Cash flows from operating activities for 2011 include a net loss of $(10,316,294) offset by: $1,111,844 in non-cash depreciation, depletion, and amortization; $375,202 of non-cash accretion expense; $345,969 of non- cash interest expense; $290,202 of non-cash stock-based compensation expense; and operating cash flows generated by a decrease in copper inventories of $4,365,857, an increase in accounts payable, and accrued expenses of $880,688, an increase in accrued interest of $2,340,860, and an increase in copper derivatives settlement payable of $9,275,951. These inflows were offset by an unrealized gain on derivatives classified as trading securities of $(8,623,030).

  Cash flows from investing activities during 2012 and 2011 of ($43,697) and ($753,910), respectively, were primarily attributable to capital expenditures incurred on the engineering of the planned new leach pad.

  Cash flows from financing activities during 2012 were ($79,230), compared with ($321,019) for 2011. This change is principally related to additional convertible debt issued to related parties of $87,500 and the reduction in principal payments being made on long term debt on the Fisher Note of ($296,929). During 2011, Nord made principal payments of ($304,429) on the note.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary asset, which is located in Dragoon, Arizona, approximately 65 miles east of Tucson. For further information, please visit our website at nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”.

Nord’s continuation as a going concern is dependent upon its ability to refinance the obligations under its Credit Agreement with Nedbank, the Copper Hedge Agreement with Nedbank Capital and its unsecured note payable to Fisher Sand & Gravel Company, raise additional capital, and on its ability to produce copper to sell at a level where the company becomes profitable and generates cash flows from operations. To succeed, Nord must be able to proceed with its plans to build additional leach pad capacity, resume full operations, and achieve its operating plan. If management cannot achieve its operating plan because of the company’s inability to obtain the required financing, or because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, the company’s ability to reach full production rates, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risk factors set forth in Nord's most recent Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$11,863	$118,058
Accounts receivable	24,795	345,382
Inventories	2,533,192	3,763,892
Prepaid expenses and other assets	172,300	159,986

Total Current Assets	2,742,150	4,387,318

Property and Equipment, at cost:
Property and equipment	49,634,502	50,518,198
Less accumulated depreciation, depletion, and amortization	(6,648,074)	(6,313,728)

	42,986,428	44,204,470

Other Assets:
Deposits	123,579	146,079
Restricted cash and marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	54,604	368,684
Stockpiles and ore on leach pads	4,412,151	6,347,012

Total Other Assets	5,276,810	7,548,251

Total Assets	$51,005,388	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Continued)

	At December 31,
	2012	2011
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$4,490,509	$4,163,041
Accrued expenses	1,845,712	1,316,074
Accrued interest	8,478,396	4,933,337
Copper derivatives settlement payable	16,106,691	16,106,691
Current maturity of long-term debt	6,183,499	6,190,999
Current maturities of senior long–term debt	23,257,826	21,481,183
Current maturities of derivative contracts, at fair value	-	54,896
Senior long-term debt accelerated due to default	-	1,776,643
Other current liabilities	379,194	147,634

Total Current Liabilities	60,741,827	56,170,498

Long–Term Liabilities:
Deferred revenue, less current portion	4,623,366	4,646,868
Accrued reclamation costs	3,597,968	3,195,497
Other long-term liabilities	6,136	14,635

Total Long–Term Liabilities	8,227,470	7,857,000

Total Liabilities	68,969,297	64,027,498

Commitments and contingencies

Stockholders’ Equity (Deficit):
Common stock: $.01 par value, 400,000,000 shares authorized, 112,488,604 and 112,177,627 shares issued and outstanding as of December 31, 2012 and December 31, 2011, respectively	1,124,887	1,121,777
Additional paid–in–capital	122,308,030	122,133,246
Accumulated deficit	(141,396,826)	(131,142,482)

Total Stockholders’ Deficit	(17,963,909)	(7,887,459)

Total Liabilities and Stockholders’ Deficit	$51,005,388	$56,140,039

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2012	2011
Net sales	$8,141,816	$14,488,727
Costs applicable to sales (exclusive of depreciation, depletion, and amortization shown separately below)	11,373,568	16,899,398
Operating expenses (includes stock- based compensation of $177,894 and $290,202, respectively)	1,472,942	2,096,697
Depreciation, depletion, and amortization	765,363	1,111,844

Loss from operations	(5,470,057)	(5,619,212)
Other income (expense):
Interest expense	(4,125,119)	(3,743,336)
Gain (Loss) on derivatives classified as trading securities	54,896	(1,038,103)
Loss on impairment of property and equipment	(851,526)	-
Miscellaneous income	137,462	84,357
Total other expense	(4,784,287)	(4,697,082)
Loss before income taxes	(10,254,344)	(10,316,294)
Provision for income taxes	-	-
Net loss	$(10,254,344)	$(10,316,294)
Net loss per basic and diluted share of common stock:
Weighted average number of basic common shares outstanding	114,944,800	113,608,523
Basic loss per share of common stock	$(0.09)	$(0.09)
Weighted average number of diluted common shares outstanding	114,944,800	113,608,523
Diluted loss per share of common stock	$(0.09)	$(0.09)

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011
Cash Flows From Operating Activities:
Net loss	$(10,254,344)	$(10,316,294)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Depreciation, depletion, and amortization	765,363	1,111,844
Accretion expense on accrued reclamation costs	402,471	375,302
Amortization of debt issuance costs	314,080	345,969
Issuance of stock options for services rendered	72,894	185,202
Issuance of deferred stock units for services rendered	105,000	105,000
Loss on sale and impairment of property and equipment	854,761	10,980

Changes in assets and liabilities:
Accounts receivable	320,587	97,021
Inventories, stockpiles and ore on leach pads	2,886,577	4,365,857
Prepaid expenses and other assets	(12,314)	(13,452)
Accounts payable	248,067	467,629
Accrued interest	3,545,059	2,340,860
Copper derivatives settlement payable	-	9,275,951
Derivative contracts, at fair value	(54,896)	(8,623,030)
Deferred revenue	121,328	(45,948)
Accrued expenses and other liabilities	521,139	413,059
Deposits	22,500	(22,986)

Net Cash Provided (Used) By Operating Activities	(141,728)	72,964

Cash Flows From Investing Activities:
Capital expenditures	(43,697)	(753,910)

Net Cash Used By Investing Activities	(43,697)	(753,910)

Cash Flows From Financing Activities:
Principal payments on long-term debt	(7,500)	(304,429)
Proceeds from issuance of notes payable-related party	87,500	-
Principal payments on capital lease	(770)	(16,590)

Net Cash Provided (Used) By Financing Activities	79,230	(321,019)

Net Decrease in Cash and Cash Equivalents	(106,195)	(1,001,965)

Cash and Cash Equivalents at Beginning of Year	118,058	1,120,023

Cash and Cash Equivalents at End of Year	$11,863	$118,058

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$151,893	$559,407
Income taxes	-	-